UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

MAGMA DESIGN AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	000 - 33213	77-0454924
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1650 Technology Drive San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

(408) 565-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 28, 2010, Magma Design Automation, Inc. (“Magma”) entered into an Amendment Number Four to Credit Agreement and Consent (the “Amendment”) by and among the lenders identified therein (the “Lenders”), Magma and Wells Fargo Capital Finance, LLC (“Wells Fargo”), as agent for the Lenders, which amends that certain Credit Agreement (the “Credit Agreement”) by and among the Lenders, Magma and Wells Fargo, as agent for the Lenders, effective as of March 19, 2010.

The Amendment amends the Credit Agreement to provide for additional term loans of $10.0 million (the “Additional Term Loans”), to be repaid in equal quarterly installments of $375,000, beginning on April 30, 2011. The Additional Term Loans bear interest at either a LIBOR Rate or a Base Rate, in each case determined as follows and plus a margin of 3.00 percentage points: (A) if at a LIBOR Rate, at a per annum rate equal to the greater of (i) 1.00% per annum and (ii) the rate per annum rate appearing on Bloomberg’s L.P.’s Page BBAM1/(Official BBA USD Dollar Libor Fixings) two business days prior to commencement of the requested Interest Period and (B) if at the Base Rate, at a per annum rate equal to the greater of (i) the Federal Funds Rate plus  1/2%, (ii) the LIBOR Rate plus 1 percentage point and (iii) the Wells Fargo prime rate.

Under the Credit Agreement, Magma is required to pay interest and fees monthly, with the outstanding principal amount plus all accrued but unpaid interest and fees payable in full at the Maturity Date. The Amendment amends the Maturity Date under the Credit Agreement to be October 28, 2014. The Credit Agreement was filed as Exhibit 10.39 to Magma’s Annual Report on Form 10-K for the fiscal year ending May 2, 2010, which was filed on July 16, 2010. All capitalized terms used herein but not otherwise defined herein shall have the meanings provided for in the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Magma Design Automation, Inc. dated November 3, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2010

MAGMA DESIGN AUTOMATION, INC.

By:	/S/ PETER S. TESHIMA
Peter S. Teshima
Corporate Vice President, Finance and Chief Financial Officer